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                                                                    Exhibit 4.64

   SECOND AMENDMENT TO COOPERATION AGREEMENT NO. K.TEL.241/HK810/UTA-00/2003 , DATED 12 NOVEMBER 2003 REGARDING THE PROCUREMENT AND ESTABLISHMENT OF REGIONAL
    METRO JUNCTION AND OPTICAL ACCESS NETWORK FOR REGIONAL DIVISION - III NO.
               K.TEL.198/HK820/ITS-00/2006, DATED 4 SEPTEMBER 2006

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The Parties:            1.   TELKOM; and

                        2.   PT Industri Telekomunikasi Indonesia ("INTI").

Preceding Agreements:   1.   Cooperation Agreement regarding the Procurement and
                             Establishment of Regional Metro Junction and
                             Optical Access Network for Regional Division - III
                             No. K.TEL.241/HK.810/UTA-00/2003, dated 12 November
                             2003 ("Main Agreement");

                        2. First Amendment of the Cooperation Agreement No. K.TEL.241/HK.810/UTA-00/2003 regarding the
                             Procurement and Establishment of Regional Metro Junction and Optical Access Network for Regional Division No. K/TEL.50/HK.820/TCC-00/2004, dated 31 May 2004;

                        3. Side Letter No. K.TEL.02/HK.830/TCC-00/2006 dated 6 January 2006.

Work Period:            40 months since the effective date of the Main Agreement.

Term of Payment:        1.   The payment shall be established by direct transfer
                             to INTI's bank account. The transfer fee shall be borne by INTI;

                        2. 80% of the work value per SUB RING shall be paid after the signing of the First Minutes of Delivery and Acceptance (BAST-I) of SUB RING/System.

                             20% of the work value per SUB RING/System shall be paid after the reconciliation process and/or amendment.

Financial Penalties:    If in a relevant time stipulated for the execution of
                        the project is due and INTI can not finish his obligation, INTI will suffer a fine of 1% per day from a total amount of SUB RING price, with a maximum fine will be triggered to INTI, 5% from the total price of SUB
                        RING.
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